Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 1 to Form S-3 Registration Statement (No. 333-196804) of Kindred Healthcare, Inc. dated November 17, 2014, and to the incorporation by reference therein of our report dated December 11, 2013, with respect to the combined financial statements of Harden Healthcare Holdings, Inc. Net Assets Sold (Certain Assets, Liabilities and Operations Related to the Harden Home Health and Hospice Divisions) included in Gentiva Health Services, Inc.’s Current Report on Form 8-K/A (Amendment No. 1) (Exhibits 99.1 and 99.2 only) dated October 18, 2013 and filed with the Securities and Exchange Commission on December 23, 2013.

/s/ Ernst & Young LLP

Dallas, Texas

November 13, 2014